As Filed:  August 28, 1997                               SEC File No. 333-29923



                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               Amendment No. 1 to

                       Registration Statement on Form S-3
                        Under the Securities Act of 1933

                          LARSON DAVIS INCORPORATED
            (Exact name of registrant as specified in its charter)

                Nevada                        87-0429944
     (State or other jurisdiction of      (I.R.S. Employer
     incorporation or organization)       Identification No.)

        1681 West 820 North, Provo, Utah 84601  (801) 375-0177
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    Dan J. Johnson, 1681 West 820 North, Provo, Utah 84601 (801) 375-0177 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              Keith L. Pope, Esq.
                         Kruse, Landa & Maycock, L.L.C.
                          Eighth Floor, Bank One Tower
                                50 West Broadway
                        Salt Lake City, Utah  84101-2006
                           Telephone:  (801) 531-7090
                           Telecopy:   (801) 531-7091

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   /  /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   / x /

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   /  /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   /  /

      If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   /  /

                                      CALCULATION OF REGISTRATION FEE
                                                      Proposed Maximum     Proposed Maximum
 Title of Each Class of Securities    Amount to be     Offering Price     Aggregate Offering       Amount of
          to be Registered           Registered(1)       Per Unit(2)             Price         Registration Fee
----------------------------------   -------------    ----------------    ------------------   ----------------
Common Stock(3)                        4,090,999            $8.50             $34,773,492          10,538(4)

[FN]
(1) There are also registered pursuant to rule 416 such additional number of securities as may be issuable under the antidilution provisions of the Company's warrants to purchase common stock.
(2)  Estimated solely for purposes of calculating the registration fee.
(3) The price of the Common Stock is based on the closing price for the Common Stock of $8.50 as reported by Nasdaq on June 18, 1997 (rule 457(c)).

(4)  Previously paid.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                                          Preliminary Prospectus

                                4,090,999 Shares
                           LARSON DAVIS INCORPORATED
                                  Common Stock

     This Prospectus relates to the public offering by certain shareholders (the "Selling Shareholders") of (i) 1,715,832 shares of common stock, par value $0.001 per share (the "Common Stock"), of LarsonoDavis Incorporated (the "Company") issued or issuable on the exercise of outstanding warrants to purchase shares of Common Stock at a purchase price of $5.30 per share (the "$5.30 Warrants"); (ii) 384,335 shares of Common Stock issuable on the exercise of outstanding warrants to purchase shares of Common Stock at $6.25 per share (the "$6.25 Warrants"); (iii) 100,000 shares of Common Stock issuable on the exercise of outstanding options to purchase shares of Common Stock at a purchase price of $4.75 per share of Common Stock (the "$4.75 Options"); (iv) 1,715,832 shares of Common Stock issuable on the exercise of warrants to be issued to purchase shares of Common Stock at a purchase price of $8.75 per share (the "$8.75 Warrants"); and (v) 175,000 shares of Common Stock currently outstanding or issuable on the exercise of options granted pursuant to an employee benefit plan of the Company (the "Employee Options" and, together with the $4.75 Options, the "Options"). (See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")


     The Common Stock is quoted on the Nasdaq National Market ("Nasdaq National Market") under the trading symbol "LDII." The last price for the Common Stock as of August 25, 1997, as reported by Nasdaq National Market, was $7.50.


          This Offering Involves Certain Risks.  (See "RISK FACTORS.")

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER
              REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY
               STATE OR OTHER REGULATORY AUTHORITY PASSED ON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                  Underwriting Discounts   Proceeds to Selling
             Price to Public(1)     and Commissions(2)       Shareholders(3)
             ------------------   ----------------------   -------------------

Per Share       $7.50                      -                   $7.50
Total           $30,682,493                -                   $30,682,493

[FN]

(1) The price per share for the securities offered by the Selling Shareholders is estimated at the last price for the Common Stock of $7.50 per share as reported by Nasdaq National market on August 25, 1997.

(2) It is anticipated that the securities being sold by the Selling Shareholders will be sold in privately negotiated transactions or through broker-dealers in individual transactions in which normal commissions and other charges will be made by the broker-dealer. There is no agreement between any broker-dealer and the Company with respect to such sales. (See "PLAN OF DISTRIBUTION.")
(3) All amounts received on the sale of the Common Stock will be received by the Selling Shareholders, and there will be no proceeds to the Company.
     The Company anticipates that it will incur costs related to this offering of approximately $42,500. (See "PLAN OF DISTRIBUTION.")

                The date of this Prospectus is           , 1997.

     The Selling Shareholders may offer the Common Stock through or to securities brokers or dealers designated by them in the trading market for the Common Stock or in other transactions negotiated by the Selling Shareholders. Any such sale of Common Stock by Selling Shareholders must be accompanied by, or follow the delivery of, a Prospectus that is part of a current registration statement relating to the Common Stock being offered, unless a Selling Shareholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Shareholders and any broker, dealer, or agent that participates with the Selling Shareholders in the sale of the Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. In connection with this offering, the Company estimates that it will incur costs of approximately $42,500 for filing and listing fees, legal, accounting, printing, and other items. Any separate costs of the Selling Shareholders will be borne by them. Commissions or discounts paid in connection with the sale of securities will be paid by the Selling Shareholders and will be determined by agreement between the Selling Shareholders and the broker-dealer through, or to which, the securities are to be sold and may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors. (See "PLAN OF DISTRIBUTION.")

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's following reports are hereby incorporated by reference into this
Prospectus:

     . Annual report on Form 10-KSB for the fiscal year ended June 30, 1996. . Transition Report on Form 10-K for the six months ended December 31,
       1996.

     . Quarterly reports on Form 10-Q for the quarters ended September 30, 1996, March 31, 1997, and June 30, 1997.

     . Interim report on Form 8-K dated January 23, 1997.
     . The description of the Company's Common Stock included in its registration statement of Form 8-A, SEC Number 0-17020, effective March 4, 1997.

     In addition, all documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described in this Prospectus shall be deemed to be incorporated into this Prospectus by this reference.

     Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purpose of this Prospectus to the extent a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and certain regional offices. Copies can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at the prescribed rates. (See "ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.")

     The Company will provide, without charge, a copy of the information incorporated in this Prospectus by reference, including copies of the periodic reports of the Company filed with the Commission (not including the exhibits thereto), to anyone requesting a copy. Requests should be directed to Deanna Collins, Administrative Assistant, LarsonoDavis Incorporated, 1681 West 820 North, Provo, Utah 84601, telephone (801) 375-0177.

     No person is authorized to provide any information or to make any representation not contained in this Prospectus and any such information or representation made or given must not be relied on as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is current as of such date.


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by detailed information and financial statements appearing elsewhere in this Prospectus and the periodic reports of the Company filed with the Commission that are incorporated into this Prospectus by reference.

                                  The Company

     The Company is engaged in the design, development, manufacturing, and marketing of analytical instruments. The Company has been in the business of developing, manufacturing, and marketing precision acoustical and vibration instrumentation since 1981. The Company is currently attempting to commercialize two additional families of products, its mass spectrometry related instruments (the "Sensar Technology"), and its polymer analysis technology (the "CrossCheck Technology"). In 1996, the Company initiated sales of its time-of-flight mass spectrometer, the TOF 2000, to the semiconductor industry through an exclusive marketing agreement with a major distributor to this market. The Company is currently refining other related technologies to design low-cost, high-speed, mass spectrometry-based data acquisition and digital processing products for potential applications in other industries.

     The Company is dedicating significant amounts to technological research, product development, and marketing strategies. The Company believes that the patents underlying its technologies represent significant advances on existing products in the analytical instrumentation market and that it can design and produce instruments that are technically superior to those available today. However, much of the potential success of the Company depends on the successful development of commercial products, the existence or creation of a market demand for any products that may be developed, the ability of the Company to achieve significant market penetration for any such products in several large markets, and the ability of the Company to produce and market any such products on a profitable basis. Such an effort requires a significant dedication of time, expertise, and money, and there can be no assurance of ultimate success.

     This Prospectus and the Company's reports filed with the Commission contain certain forward looking statements and information relating to the Company and its business that are based on the beliefs of management of the Company and assumptions made concerning information then currently available to management. Such statements reflect the views of management of the Company at the time they are made and are not intended to be accurate descriptions of the future. The discussion of the future business prospects of the Company is subject to a number of risks and assumptions, including the completion of commercial products within projected time frames, the market acceptance of products to be developed, the ability of the Company to successfully address technical and manufacturing problems in producing new products, the Company's ability to enter into strategic alliances, joint ventures, or other collaborative arrangements with established industry partners, the success of the marketing efforts of the Company and the entities with which it has agreements, and the ability of the Company to obtain the necessary financing to successfully complete its goals. Should one or more of these or other risks materialize or if the underlying assumptions of management prove incorrect, actual results of the Company may vary materially from those described in the forward looking statements. The Company does not intend to update these forward looking statements, except as may occur in the regular course of its periodic reporting obligations.

     The Company has three active wholly-owned subsidiaries, Larson Davis Laboratories ("LDL"), LarsonoDavis, Ltd. ("LTD"), and Sensar Corporation ("Sensar"). Unless the context otherwise requires, when used herein, the term "Company" refers to Larson Davis Incorporated and its subsidiaries.

     The Company's principal executive offices are located at 1681 West 820 North, Provo, Utah 84601. The Company's telephone number at that location is
(801) 375-0177.

                                  The Offering

     This offering relates to the sale by the Selling Shareholders of up to 4,090,999 shares of Common Stock, either currently issued and outstanding or issuable on the exercise of the $5.30, $6.25 and $8.75 Warrants (collectively, the "Warrants") and the Options.

     The Warrants and $4.75 Options were, or will be, issued in private placements (the "Private Placements") to a limited number of investors. The Private Placements were, and will be, conducted in reliance on exemptions from the registration requirements of the Securities Act and, as such, the Warrants and $4.75 Options issued in the Private Placements and any Common Stock that may be issued on exercise of the Warrants or $4.75 Options are restricted securities and are not transferable, except pursuant to a registration statement or an available exemption from registration.

     This Prospectus is part of a registration statement filed to meet the Company's contractual obligation to permit the sale by the Selling Shareholders of the Common Stock to be issued on exercise of the Warrants and $4.75 Options. (See "PLAN OF DISTRIBUTION.")

Securities offered by the Selling Shareholders    4,090,999 shares of Common
                                                  Stock.  (See "PLAN OF
                                                  DISTRIBUTION.")

Common Stock outstanding before offering          11,652,714 shares(1)

Common Stock outstanding after offering           14,936,719 shares(2)

No Net Proceeds                                   The Company will not receive
                                                  any proceeds from the sale of
                                                  the Common Stock by the
                                                  Selling Shareholders.  (See
                                                  "USE OF PROCEEDS.")

Nasdaq Symbol                                     LDII

[FN]

(1) Does not include (i) options to purchase 2,729,841 shares of Common Stock at exercise prices ranging from $2.00 to $10.50 per share with an average weighted exercise price of $5.22 per share; (ii) the Options; or (iii) the Warrants. (See "PRINCIPAL SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")
(2) Does not include options to purchase 2,710,732 shares of Common Stock at exercise prices ranging from $2.00 to $10.50 per share with an average weighted exercise price of $5.23 per share.


                                Use of Proceeds

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. If the Selling Shareholders elect to exercise all of the outstanding Warrants and Options, for which there is no obligation, the Company would receive gross proceeds of approximately $22,948,000. (See "USE OF PROCEEDS.")

                                  RISK FACTORS

     The acquisition of the Common Stock involves certain risks. The following factors, in addition to the other information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby.

The Company's Activities

     Risks Inherent in the Development of Marketable Products. The Company's current losses are partially the result of increased expenses associated with the effort to develop commercial products based on the Company's acquired and internally developed technology. Since September 30, 1995 (the fiscal quarter immediately prior to the acquisition of Sensar Corporation), the Company's research and development expenses have increased from an average of approximately 14% of revenues to an average of approximately 34% of revenues. Over the same period of time, selling, general, and administrative expenses have increased from approximately 48% of revenues to approximately 56% of revenues. While the Company has recently introduced some new products, it is anticipated that the development effort will continue to require the expenditure of significant amounts. The Company is currently budgeting approximately $1,500,000 per quarter for this effort, although continuation is dependent on adequate funds being available to the Company, of which no assurance can be given. There can be no assurance that the technology of the Company can be developed into marketable products that will be sufficiently successful to recover these costs and the carrying value of the related technology. In the event the Company is unable to develop sufficiently successful products, it may be required to write the carrying value of the related technology reflected on its balance sheets down and charge such reduction to current operations, thereby increasing the losses of the Company.

     Risks Associated With Delays in the Company's Development Efforts. The Company has experienced delays in the development and introduction of marketable products, both in its acoustics and vibration products and products based on recently acquired technology. As a result of such delays, revenues from new products have been lower than anticipated. Continuing delays in the introduction of products will result in ongoing losses until such time as revenues from new products increase significantly. Such losses may make it difficult or impossible for the Company to obtain the necessary funding to continue its development effort.

     Continuing Need for Additional Funds. The extent of the Company's additional funding needs for development of its technology and expansion of its business cannot currently be estimated, but it is likely that the interest of the Company's shareholders will continue to be diluted as the Company seeks funding through the sale of additional securities or through joint venture or industry partnering arrangements. The operations of the Company have not provided the capital necessary to meet the Company's funding requirements and the Company does not anticipate that they will in the short-term. The cash needs of the Company during the preceding two fiscal years to pay the costs of its development, business acquisitions and dispositions, and operating losses have been primarily met by the sale of equity securities. The Company received net proceeds in excess of $1,600,000 and $9,300,000 from such sales in the years ended June 30, 1995 and 1996, respectively, and in excess of $1,500,000 in the six months ended December 31, 1996. Since December 31, 1996, the Company has received gross proceeds of in excess of $4,000,000 from the exercise of Warrants. There can be no assurance that this source of funds (or any other source) will be available to the Company when required or, if available, that such funds can be obtained on terms acceptable or favorable to the Company.
(See "Financial Statements" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, incorporated herein by reference.)

     Continuing Significant Losses. The Company had a net loss of $1,479,468 and $2,822,547 for the three and six months ended June 30, 1997, $1,643,920 for the six months ended December 31, 1996, and $1,706,248 and $311,617 for the years ended June 30, 1996 and 1995, respectively. The Company expects continued losses in the future. If the Company continues to experience ongoing operating losses, this may adversely affect the Company's ability to obtain any additional financing it may need in the future and may ultimately adversely affect the Company's ability to continue as a going concern.

     Risks Associated With Patent Protections. The technology recently acquired by the Company is subject to various patents. These patents have primarily been granted since 1990. None of the patents have been the subject of patent litigation. Patents provide protection to the inventor for a limited time (typically 17 to 20 years), require disclosure of the patented concept which may permit others to accomplish the same end by different methods, and can be challenged. To the extent that the Company is not able to successfully defend its patents in the case of a challenge or it loses its patent protection, either through the passage of time or the successful duplication of the result without patent infringement, the Company would no longer be able to prevent competitors from manufacturing and marketing products directly competitive to its proposed products. Such a result may have a material adverse impact on the future of the Company.

     Dependence on Independent Representatives. The Company's products are marketed through independent representatives. The Company does not have control over the business of such representatives. The loss or business failure of one or more of these representatives could have a material adverse impact on the business of the Company.

     Dependence on Key Employees. The business of the Company is to some extent dependent on its management and technical team and their substantial experience. The loss of one or more of these individuals could result in adverse effects on the Company's proposed activities. The Company does not maintain key man life insurance on any of its employees for the benefit of the Company. (See "DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT" included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, incorporated herein by reference.)

     Intense Competition. The development and marketing of precision analytical instruments is highly competitive. Many of the Company's competitors have greater financial resources, broader development programs, greater customer recognition, and a greater number of managerial and technical personnel.
Because the Company's resources are limited and it has not established a significant market share for its products, there can be no assurance that it will be able to compete effectively. (See "BUSINESS: Competition" included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, incorporated herein by reference.)

     Potential Adverse Effect of Future Charges Related to Capitalized Costs. Included in the Company's balance sheets are product technology acquisition costs, license rights, software development costs, and goodwill. Such costs are capitalized and amortized over the estimated useful lives of the associated assets, ranging from five to fifteen years. As of June 30, 1997, the Company had intangible assets, net of accumulated amortization, with respect to these items of $4,960,255. This amount will be expensed over the remaining amortization periods and will consequently reduce earnings in future periods. Additionally, the Company had a $2,756,784 long-term contractual arrangement that is recognized as cash is received from royalties payable on technology licensed by the Company. Although the Company currently expects that the royalty stream will continue and its future operations will prove sufficiently profitable to realize the recorded value of the underlying intangible assets, there can be no assurance of this. (See "Financial Statements" included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, and quarterly report on Form 10-Q for the quarter ended June 30, 1997, incorporated herein by reference.)

General Risks Relating to Offering

     Potential Adverse Market Impact of Offering. This Prospectus relates to the sale of up to 4,090,999 shares of Common Stock by the Selling Shareholders. The Company will not receive any proceeds from these sales and has prepared this Prospectus in order to meet its contractual obligations to the Selling Shareholders. The shares that can be sold by the Selling Shareholders under this Prospectus represent approximately 35% of the currently issued and outstanding Common Stock. The sale of such a significant block of stock, or even the possibility of its sale, may adversely affect the trading market for the Common Stock and reduce the prices available in that market.

     Risks Associated With the Potential Exercise of the Substantial Options and Warrants Outstanding. The Company has issued and outstanding the Warrants and Options and, in addition, options to purchase up to 2,710,732 shares of Common Stock. Of this amount, 2,312,256 shares of Common Stock are subject to options held by executive officers and directors with exercise prices ranging from $2.0625 to $10.50 per share. The existence of such rights to acquire Common Stock at fixed prices may prove a hindrance to future equity and debt financing by the Company and the exercise of such rights will dilute the percentage ownership interest of the stockholders of the Company and may dilute the value of their ownership. The sale of the Common Stock pursuant to this Prospectus and the possible future sale of Common Stock issuable on the exercise of other outstanding rights could adversely affect the prevailing market price of the Company's Common Stock. Further, the holders of the outstanding rights may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. (See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDERS.")

     Potential for the Issuance of Additional Common Stock. The Company has an authorized capital of 290,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock. As of August 25, 1997, 11,652,714 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, with an additional 5,994,037 shares of Common Stock reserved for issuance on the exercise or conversion of the Warrants, Options, and other outstanding rights to acquire Common Stock. The Company's board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may dilute the book value of the Company's Common Stock.

     Lack of Due Diligence Review. The Selling Shareholders reviewed certain information concerning the Company, its business, and its proposed activities in connection with their acquisition of the Warrants and Options. However, no securities broker-dealer or other person has been engaged to perform any due diligence or similar review of this offering or the Company on behalf of the Selling Shareholders, persons who may purchase Common Stock in this offering, or any other person.

     Lack of Objective Standards in the Determination of Purchase and Exercise Price. The terms of the Warrants and the Options were determined by negotiations between the Company and the Selling Shareholders holding such Warrants and Options. These negotiations took into account the history of, and recent prices for, the Common Stock as quoted on Nasdaq, the business history and prospects of the Company, an assessment by the Company's management, the Company's need for capital, the number of securities to be offered, and the general condition of the securities market. The prices at which the Selling Shareholders may sell shares of Common Stock in this offering will be individually negotiated or based on the market price for the Common Stock at the time of the transactions. Such prices do not necessarily bear a relationship to the assets, earnings, or book value of the Company or any other traditional criteria of value. (See "MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS" included in the Company's transition report on Form 10-K for the six months ended December 31,1996, incorporated herein by reference and "PLAN OF DISTRIBUTION.")

     No Dividends. The Company has not paid, and does not plan to pay, dividends on its Common Stock in the foreseeable future, even if it were profitable. (See "PLAN OF DISTRIBUTION.") Earnings, if any, are expected to be used to advance the Company's activities and for general corporate purposes, rather than to make distributions to shareholders.

     Lack of Recent Shareholder Meetings. The Company currently has a shareholders' meeting scheduled for June 25, 1997. Prior to that, the Company had not held a meeting of its shareholders for the purpose of electing directors or for any other purpose since 1992. Under Nevada law, the Company has been required since inception to have an annual shareholders' meeting for the election of directors, but has not done so recently because of the costs involved in the preparation and mailing of required proxy materials and conducting meetings. The Common Stock of the Company was recently admitted to listing on the Nasdaq National Market which requires, among other things, that the Company hold an annual meeting and distribute certain information, including an annual report containing audited financial information and quarterly reports containing unaudited financial information, to its shareholders. The Company currently plans to meet these requirements. However, if it fails to do so, the Company's shareholders would have to obtain such information from sources other than the Company and the Company's Common Stock could be delisted from the Nasdaq National Market which could adversely affect the liquidity of the market for the Company's Common Stock and, potentially, the Company's ability to obtain equity or debt based financing. In any year in which the Company has not held or does not hold a shareholders' meeting, a shareholder may force the Company to call such a meeting for the election of directors and such other purposes as may come before the shareholders for consideration. Such a meeting could result in a change in management.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. The Company anticipates that it will incur costs of approximately $42,500 in connection with the transactions described in this Prospectus, including filing fees, transfer agent costs, printing costs, listing fees, and legal and accounting fees. Certain of the Selling Shareholders have recently provided the Company with an aggregate of $4,069,393 as the payment of the exercise price of $5.30 Warrants they committed to exercise by January 31, 1997. These holders have agreed to exercise the remainder of the $5.30 Warrants, with an aggregate exercise price of $5,024,517, on or before the date that is 90 days subsequent to the date the Registration Statement of which this Prospectus forms a part is declared effective by the SEC. If they fail to do so, the exercise price of all the $5.30 Warrants will be $6.25 per share. If all of the Warrants and Options outstanding after the exercise of the $5.30 Warrants are subsequently exercised in order to sell all of the Common Stock subject to this Prospectus, of which there is no assurance, the Company would receive additional gross proceeds of approximately $17,923,000. To the extent that net proceeds from the exercise of the Warrants and Options are received by the Company, such proceeds will be used to fund the expansion of the business of the Company, the development of the Sensar and CrossCheck Technology, and general and administrative expenses.


                              PLAN OF DISTRIBUTION

Restricted Nature of Securities

     The Warrants and $4.75 Options were issued in private placements and they, together with any Common Stock issued on their exercise, are restricted securities as that term is defined in the rules and regulations adopted under the Securities Act. The Warrants, $4.75 Options, and Common Stock issued on the exercise of the Warrants and $4.75 Options may not be transferred in the absence of registration under the Securities Act or the availability of an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Common Stock to be issued on exercise of the Employee Options will be issued pursuant to a registration statement on Form S-8 and, as such, will not be restricted securities. However, as a result of the status of the holders of such stock, they would be required to sell the stock pursuant to Rule 144 or some other applicable exemption from the registration requirements of the Securities Act. The Registration Statement of which this Prospectus forms a part is filed to register the sale by the Selling Shareholders of the Common Stock issued and to be issued on exercise of the Warrants and Options.

Sale of Common Stock by Selling Shareholders

     The Common Stock may be sold from time to time by the Selling Shareholders or by pledgees, transferees, or other successors in interest, on the Nasdaq National Market (or such other exchange on which the securities are listed at the time of sale) at prices and terms then prevailing or related to the then current market price, or directly to purchasers in privately negotiated transactions. The Common Stock may be sold by various methods, including, but not limited to, (a) directly to a purchaser in a privately negotiated transaction; (b) to securities brokers or dealers as principals; (c) in market transactions through broker-dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Common Stock for whom they may act as agent; (d) in block transactions in which a broker or dealer may act as an agent of the Selling Shareholder or may position and resell all or a portion of the block as a principal in order to facilitate the transaction; (e) in connection with a foreclosure or other transaction by the holder of a security interest in the stock; or (f) in transactions exempt from the registration requirements of the Securities Act, including transactions made in reliance on Rule 144. The Selling Shareholders, and any dealers or brokers that participate in the distribution of the Common Stock, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of Common Stock by them and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has no understandings or arrangements with broker-dealers in connection with such sales.

     The Common Stock may be sold by the Selling Shareholders from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices. The Company will pay the expenses of this offering incident to the registration of the offer and sale of the Common Stock to the public, other than commissions and discounts of broker-dealers through which such Common Stock is sold. The Company does not intend to enter into any agreement with any securities dealer concerning solicitation of offers to purchase the Common Stock.

Determination of Offering Price

     With respect to the shares of Common Stock offered for sale by the Selling Shareholders, such shares shall be sold from time to time at such prices as the Selling Shareholders shall determine may be in their best interests and at which a willing buyer can be found. Such prices may not be related to the assets, earnings, or book value of the Company or any other recognized criteria of value.

     There can be no assurance that the Selling Shareholders will sell any or all of the Common Stock subject to this Prospectus.


                              SELLING SHAREHOLDERS

     The following table sets forth certain information, as of the date of this Prospectus, with respect to the Selling Shareholders and the shares of Common Stock to be sold by them. The percentage calculations for the Warrants and Options include the Common Stock held by the indicated Selling Shareholders and assume the exercise of all of the Warrants or Options, as appropriate, held by that Selling Shareholder. The percentage calculations for the number of shares subject to Warrants, Options, and the total number of shares held by each Selling Shareholder gives effect to the purchase of Common Stock on the exercise of the respective Warrants and/or Options held by such Selling Shareholder. Except as specifically noted, none of the Selling Shareholders hold securities of the Company that are not being sold pursuant to this Prospectus.

     The Selling Shareholders named below who hold Warrants and $4.75 Options confirmed at the time they acquired the Warrants or the $4.75 Options that such securities were acquired for investment purposes only and without a view toward their resale and acknowledged the existence of restrictions on resale applicable to such securities. Such Selling Shareholders can sell such securities only in limited circumstances. The Company is not aware of any intention by any Selling Shareholder to sell the Warrants or $4.75 Options prior to their conversion or exercise. This offering relates only to the sale of shares of Common Stock held or to be held by the Selling Shareholders named in the following table on exercise of the Warrants or $4.75 Options. If a Selling Shareholder sells the Warrants or $4.75 Options held by such Selling Shareholder prior to exercising such securities to acquire shares of Common Stock, the shares of Common Stock issued to any subsequent holder on the ultimate exercise of the transferred Warrants or $4.75 Options will not be registered and may not be resold pursuant to this offering.

     Brian G. Larson, Larry J. Davis, and Dan J. Johnson, three of the Selling Shareholders who are offering an aggregate of 175,000 shares of Common Stock, are directors and officers of the Company. Mr. Larson and Mr. Davis are also the original founders of the Company. The shares held by Mr. Larson and Mr. Davis have not previously been registered, but have been held for a sufficient period that they would be eligible for sale under the exemption from registration set forth in Rule 144 adopted under the Securities Act. Certain of the shares to be offered by Mr. Johnson will be issued on the exercise of a portion of the Employee Options held by Mr. Johnson. These shares will be issued pursuant to a registration statement on Form S-8 and, as such, will not be restricted securities. However, as a result of his status with the Company, Mr. Johnson would be obligated to comply with Rule 144 or some other exemption from the registration requirements of the Securities Act in order to currently sell his shares in the absence of the Registration Statement of which this Prospectus forms a part. Additional information concerning the relationship between the Company and these individuals is included in the Company's transition report on Form 10-K for the six months ended December 31, 1996, and annual report on Form 10-KSB for the year ended June 30, 1996, and will be updated from time to time in the periodic reports of the Company filed with the Securities and Exchange Commission.

                                      Now Owned              Securities          After Offering
                               ------------------------    -------------   -------------------------
    Selling Shareholders         Number      Percent(1)    To Be Sold(2)     Number       Percent(3)
----------------------------   ----------    ----------    -------------   ----------     ----------

Brian G. Larson
     Common Stock                  392,827      3.4%           75,000         317,827       2.1%
     Employee Options              530,000      4.4%                0         530,000       3.4%
                                 ---------                    -------       ---------
     Total                         922,827      7.6%           75,000         847,827       5.5%

Larry J. Davis
     Common Stock                  793,025      6.8%           50,000         743,025       5.0%
     Employee Options              720,000      5.8%                0         720,000       4.6%
                                 ---------                    -------       ---------
     Total                       1,513,025     12.2%           50,000       1,463,025       9.3%

Dan J. Johnson
     Common Stock                   30,891      0.3%           30,891               0       0.0%
     Employee Options              671,365      5.4%           19,109(6)       652,256      4.2%
                                 ---------                    -------       ---------
     Total                         702,256      5.7%           50,000          652,256      4.2%

Laura Huberfeld
     Common Stock                  113,920      1.0%          113,920               0       0.0%
     $5.30 Warrants(4)             186,288      1.6%          186,288               0       0.0%
     $8.75 Warrants                300,208      2.5%          300,208               0       0.0%
                                 ---------                    -------       ---------
     Total                         600,416      4.9%          600,416               0       0.0%

Naomi Bodner
     Common Stock                  113,920      1.0%          113,920               0       0.0%
     $5.30 Warrants(4)             186,288      1.6%          186,288               0       0.0%
     $8.75 Warrants                300,208      2.5%          300,208               0       0.0%
                                 ---------                    -------       ---------
     Total                         600,416      4.9%          600,416               0       0.0%

Connie Lerner
     Common Stock                  158,603      1.4%          142,303          16,300       0.1%
     $5.30 Warrants(4)             232,697      2.0%          232,697               0       0.0%
     $8.75 Warrants                375,000      3.1%          375,000               0       0.0%
                                 ---------                    -------       ---------
     Total                         766,300      6.3%          750,000          16,300       0.1%

Congregation Ahavas
Tzdokah Z'Chesed(5)
     Common Stock                  140,480      1.2%          140,480               0       0.0%
     $5.30 Warrants(4)             229,728      1.9%          229,728               0       0.0%
     $8.75 Warrants                370,208      3.1%          370,208               0       0.0%
                                 ---------                    -------       ---------
     Total                         740,416      6.0%          740,416               0       0.0%

Ezer Mzion Organization(5)
     Common Stock                  278,480      2.4%          140,480         138,000       0.9%
     $5.30 Warrants(4)             229,728      1.9%          229,728               0       0.0%
     $8.75 Warrants                370,208      3.1%          370,208               0       0.0%
                                 ---------                    -------       ---------
     Total                         878,416      7.2%          740,416         138,000       0.9%

Jeffrey Rubin
     Common Stock                    1,792      0.0%                0           1,792       0.0%
     $6.25 Warrants                 83,584      0.7%           83,584               0       0.0%
                                 ---------                    -------       ---------
     Total                          85,376      0.7%           83,584           1,792       0.0%

Robert Cohen
     Common Stock                    8,000      0.1%                0           8,000       0.1%
     $6.25 Warrants                139,307      1.2%          139,307               0       0.0%
                                 ---------                    -------       ---------
     Total                         147,307      1.2%          139,307           8,000       0.1%

Lenore Katz
     Common Stock                        0      0.0%                0               0       0.0%
     $6.25 Warrants                 27,861      0.2%           27,861               0       0.0%
                                 ---------                    -------       ---------
     Total                          27,861      0.2%           27,861               0       0.0%

Jeffrey Cohen
     Common Stock                        0      0.0%                0               0       0.0%
     $6.25 Warrants                 27,861      0.2%           27,861               0       0.0%
                                 ---------                    -------       ---------
     Total                          27,861      0.2%           27.861               0       0.0%

Allyson Cohen
     Common Stock                        0      0.0%                0              0        0.0%
     $6.25 Warrants                 27,861      0.2%           27,861              0        0.0%
                                 ---------                    -------       ---------
     Total                          27,861      0.2%           27,861              0        0.0%

Shawn Zimberg
     Common Stock                        0      0.0%                0              0        0.0%
     $6.25 Warrants                 27,861      0.2%           27,861              0        0.0%
                                 ---------                    -------       ---------
     Total                          27,861      0.2%           27,861              0        0.0%

Competitive Edge
   Consultants, Inc.
     Common Stock                        0      0.0%                0              0        0.0%
     $6.25 Warrants                 50,000      0.4%           50,000              0        0.0%
                                 ---------                    -------       ---------
     Total                          50,000      0.4%           50,000              0        0.0%

Brian Finkel
     Common Stock                        0      0.0%                0              0        0.0%
     Options                       100,000      0.9%          100,000              0        0.0%
                                 ---------                    -------       ---------
     Total                         100,000      0.9%          100,000              0        0.0%

[FN]

(1) The percentage ownership of Common Stock is calculated based on the total number of issued and outstanding shares of 11,652,714 as of August 25, 1997. The percentage ownership of each category of Warrants and Options assumes the exercise of that category of Warrants or Options, as the case may be, held by the individual Selling Shareholder. The percentage calculation for the total held by each Selling Shareholder assumes the exercise of all of the Warrants and Options held by that Selling Shareholder.

(2) Reflects the number of shares to be sold pursuant to the offering described in this Prospectus. The sale of the shares not being sold in this offering by Selling Shareholders who are not also officers and directors of the Company is covered by other effective registration statements.

(3) The percentage ownership calculations after the offering assume the exercise of all Warrants and Options necessary to issue all of the shares of Common Stock subject to this offering, increasing the issued and outstanding Common Stock to 14,936,719. In addition, the percentage calculations for Messrs. Larson, Davis, and Johnson assume the exercise of the total Employee Options held by each of them.

(4) Reflects the remaining number of shares subject to the $5.30 Warrants, after the exercise of a portion of these Warrants on or before January 31, 1997.
(5) These Warrants were gifted to the respective entities from two of the Selling Shareholders as part of a charitable donation.

(6) Assumes the exercise by Mr. Johnson of Employee Options which expire June 30, 1998, to acquire 19,109 shares of Common Stock at an exercise price of $3.00 per share.



                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     The description of the Company's Common Stock is incorporated by this reference to the Company's registration statement on Form 8-A, SEC File Number 0-17020, effective March 4, 1997.

     The transfer agent for the Company's Common Stock is Progressive Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone
(801) 277-1400.


                                 LEGAL MATTERS

     The law firm of Kruse, Landa & Maycock, L.L.C., Salt Lake City, Utah, counsel to the Company, has rendered an opinion that the shares of Common Stock issuable on exercise of the Warrants will be, when issued in accordance with the terms of the Warrant Agreements, legally issued, fully paid, and nonassessable under Nevada corporation laws.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31 and June 30, 1996, and for the six months and the year then ended, incorporated by reference in this Prospectus, have been audited by Grant Thornton LLP, certified public accountants, as stated in their report, and have been so incorporated by reference in reliance on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company as of June 30, 1995, and the two years then ended, incorporated by reference in this Prospectus, have been audited by Peterson, Siler and Stevenson (currently known as Pritchett, Siler & Hardy, P.C.), certified public accountants, as stated in their report, and have been so incorporated by reference in reliance on the authority of such firm as experts in accounting and auditing.


                           ADDITIONAL INFORMATION AND
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and Room 1100, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company's Common Stock is listed on the Nasdaq National Market and trades under the symbol "LDII." Reports and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

     The Company, by this reference, hereby incorporates its transition report on Form 10-K for the six months ended December 31, 1996, its annual report on Form 10-KSB for the fiscal year ended June 30, 1996, its quarterly report on Form 10-Q for the quarters ended June 30, 1997, March 31, 1997, and September 30, 1996, and its interim report on Form 8-K dated January 23, 1997, into this Prospectus. The Company also incorporates the description of its Common Stock included in its registration statement on Form 8-A, SEC Number 0-17020.

     In addition, all documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described in this Prospectus shall be deemed to be incorporated in this Prospectus by this reference.

     Additional information regarding the Company and the Securities offered hereby is contained in the registration statement and exhibits thereto, of which this Prospectus forms a part, filed with the Commission under the Securities Act. This Prospectus omits certain information contained in the registration statement. For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the registration statement or a report incorporated herein by this reference, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.
Copies of the complete registration statement, including exhibits, may be examined at, or copies obtained from the offices of, the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on the payment of prescribed fees for reproduction.


     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The articles of incorporation of the Company provide for the indemnification of the officers and directors to the full extent permitted by Nevada corporate law. Such indemnification includes the advancement of costs and expenses and extends to all matters, except those in which there has been intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes and could include indemnification for liabilities under the provisions of the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities subject to this offering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



         TABLE OF CONTENTS


Section                                      Page       LARSON DAVIS
                                                        INCORPORATED

Prospectus Summary.............................3
Risk Factors...................................5
Use of Proceeds................................8
Plan of Distribution...........................8      4,090,999 Shares
Selling Shareholders..........................10      of Common Stock
Description of Securities to be Registered....12
Legal Matters.................................12
Experts.......................................12
Additional Information and Incorporation of
  Certain Information by Reference............13
Commission Position on Indemnification for
  Securities Act Liabilities..................13         PROSPECTUS



   No dealer, salesman, or other
person has been authorized in
connection with this offering to give
any information or to make any
representation other than as
contained in this Prospectus and, if
made, such information or
representation must not be relied on
as having been authorized by the
Company.  This Prospectus does not
constitute an offer to sell or the
solicitation of an offer to buy any
securities covered by this Prospectus
in any state or other jurisdiction to
any person to whom it is unlawful to
make such offer or solicitation in
such state or jurisdiction.                            __________, 1997




                                    PART  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


             ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee                $  10,538
Legal fees                                                             5,962
State "blue sky" fees and expenses (including attorneys' fees)         1,000
Accounting fees and expenses                                           5,000
Transfer agent fees                                                    1,500
Printing expenses                                                      1,000
Listing fees                                                          17,500
                                                                   ---------
                                                         Total     $  42,500
                                                                   =========

     All expenses, except the SEC fees, are estimates.

     The Selling Shareholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the Common Stock offered hereby in those transactions completed to or through securities broker and/or dealers in the form of markups, markdowns, or commissions.


              ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.037 of the Nevada corporation law and "ARTICLE VII. INDEMNIFICATION OF DIRECTORS AND OFFICERS" of the Registrant's articles of incorporation provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 17. UNDERTAKINGS.")


                               ITEM 16.  EXHIBITS

     Copies of the following documents are included as exhibits to this Registration Statement, pursuant to item 601 of regulation S-K.

Exhibits

               SEC
Exhibit      Reference
  No.           No.                      Title of Document                               Location
-------      ---------     ----------------------------------------------         ----------------------

  1             (3)        Articles of Incorporation, as amended                  Exhibit to report on
                           November 3, 1987                                       Form 10-K for the year
                                                                                  ended June 30, 1988*

  2             (3)        Certificate of Amendment to the                        Exhibit to report on
                           Articles of Incorporation                              Form 10-K for the year
                                                                                  ended June 30, 1989*

  3             (3)        Designation of Rights, Privileges, and                 Registration Statement
                           Preferences of 1995 Series Preferred Stock             filed on Form SB-2,
                                                                                  Exhibit 3, SEC File
                                                                                  No. 33-59963*

  4             (3)        Bylaws                                                 Registration Statement
                                                                                  filed on Form S-18,
                                                                                  Exhibit 5, SEC File
                                                                                  No. 33-3365-D*

  5             (4)        Form of $5.30 Warrant with list of
                           investors                                              Initial Filing


  6             (4)        Form of $6.25 Warrant with list of
                           investors                                              Initial Filing


  7             (4)        Form of $8.75 Warrant with list of
                           investors                                              Initial Filing


  8             (4)        Agreement between LarsonoDavis Incorporated            Exhibit to report on
                           and Warrant Holders dated September 19, 1995           Form 10-KSB for the
                                                                                  year ended
                                                                                  June 30, 1995*

  9             (4)        Agreement between LarsonoDavis                         Registration Statement
                           Incorporated and Warrant Holders dated                 filed on Form S-3
                           March 6, 1996                                          Exhibit 8, SEC File
                                                                                  No. 333-1505*


  10            (10)       Second Amendment to Agreement to Issue
                           Warrants to Congregation Ahavas Tzdokah
                           Z'Chesed dated June 5, 1997                            Initial Filing


  11            (10)       Second Amendment to Agreement to Issue Warrants
                           to Ezer Mzion Organization dated June 5, 1997          Initial Filing


  12            (10)       Second Amendment to Agreement to Issue Warrants
                           to Laura Huberfeld and Naomi Bodner
                           dated June 5, 1997                                     Initial Filing

  13            (10)       Second Amendment to Agreement to Issue Warrants
                           to Connie Lerner dated June 5, 1997                    Initial Filing


  14            (5)        Opinion of Kruse, Landa & Maycock, L.L.C.
                           regarding legality of Common Stock                     This Filing

  15            (23)       Consent of Grant Thornton LLP,
                           independent certified public accountants               This Filing

  16            (23)       Consent of Pritchett Siler & Hardy, P.C.,
                           previous auditors for the Company
                           (formerly Peterson, Siler & Stevenson, P.C.)           This Filing

  17            (23)       Consent of Kruse, Landa & Maycock, L.L.C.              See Exhibit No. 14

[FN]
*Incorporated by reference


                             ITEM 17.  UNDERTAKINGS

Post-Effective Amendments.  [Regulation S-K, Item 512(a)]

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Incorporation of Exchange Act Filings.  [Regulation S-K, Item 512(b)]

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification.  [Regulation S-K, Item 512(h)]

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Rule 430.  [Regulation S-K, Item 512(i)]

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Provo, state of Utah, on the 28th day of August, 1997.

                                          LARSON DAVIS INCORPORATED


                                          By  /s/  Brian G. Larson
                                            Brian G. Larson, President
                                            (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of August, 1997.




Brian G. Larson, Director and
President (Principal Executive Officer)


Larry J. Davis, Director and Vice-
President


Dan J. Johnson, Director and Vice-             /s/ Brian G. Larson
President                                 By Brian G. Larson, Attorney-in-Fact


William E. Hosker, Director


Gerard L. Seelig, Director


Craig E. Allen, Principal Financial
and Accounting Officer